Exhibit 99.1

Valley Financial Corporation▲
______________________________________________________

FOR RELEASE 4:00 p.m. October 27, 2011

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS FINANCIAL RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2011
HIGHEST QUARTERLY AND NINE-MONTH NET INCOME
IN THE COMPANY’S HISTORY

ROANOKE, VIRGINIA (October 27, 2011) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results and reported net income of $1,570,000 and earnings per share of $0.28 for the quarter ended September 30, 2011.  The quarterly results represent an increase of $354,000 and $0.07 per share from the most recent quarter and a significant increase of $522,000 and $0.11 per share from the quarter ended September 30, 2010, an increase of 65%.  Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income was $1,328,000 compared to $809,000 for the prior year’s third quarter, an increase of 64%.  Return on average total assets was 0.80% and return on average shareholders’ equity was 10.77% for the third quarter, compared with 0.54% and 7.66% respectively for the same period in 2010.  Net interest margin expansion and gains from the sale of securities contributed to the record performance.  Absent the gains recorded on the sale of securities, quarterly net income was 16% ahead of the prior year’s quarter.

Net income for the nine-month period ended September 30, 2011 was $3,887,000 compared to net income of $3,151,000 for the same period last year, an increase of $736,000, or 23%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $3,161,000, or $0.67 per diluted common share, as compared to net income to common shareholders of $2,433,000 for the same period last year, an increase of 30%. Fully diluted earnings per common share were $0.67 for the nine-month period ended September 30, 2011, a 29% increase over the $0.52 per common share for the same period last year.  Year-to-date return on average total assets was 0.66% and return on average shareholders’ equity was 9.10%, compared with 0.56% and 7.92% respectively for the same period in 2010.

“Despite the prolonged depressed economy, we are pleased to report not only record net income for the third quarter of 2011 but also record earnings for the nine-month period as well.  In fact, our nine-month period net income of $3,887,000 has already surpassed our record net income reported for the fiscal year ended December 31, 2010.  In addition, we were successful in reducing our substandard assets by another $2.5 million during the third quarter, bringing our year-to-date reduction in substandard assets to almost $20 million.  Looking to the fourth quarter we will be focused on continued improvement in asset quality and continued revenue generation to position the Company to repay 25% ($4,004,750) of TARP in early 2012.  Any TARP repayment will be subject to regulatory approval”, said Ellis L. Gutshall, President and Chief Executive Officer.

Capital Levels Strong and Improving

Valley Financial Corporation’s capital levels improved from the prior quarter and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 13.12% and 14.38%, respectively, at September 30, 2011, improved from the 12.83% and 14.08% reported at June 30, 2011.

Asset Quality

The Company’s ratio of non-performing assets as a percentage of total assets decreased 44 basis points to 4.33% as compared to 4.77% one year earlier.  In comparison to June 30, 2011, the ratio increased 21 basis points.  However this percentage increase is due solely to the Company’s asset size declining from $798 million at June 30, 2011 to $754 million at September 30, 2011.  Our total nonperforming assets decreased slightly from $32.8 million to $32.6 million during the quarter.  During the quarter, non-accrual loans decreased by $547,000, foreclosed assets increased by $1,384,000, troubled-debt restructurings increased $59,000 and loans that were past due greater than 90 days and still accruing decreased by $1,096,000.

Net charge-offs as a percentage of average loans receivable was 0.09% for the third quarter of 2011, compared to 0.17% for the second quarter of 2011 and to 0.07% for the same quarter in the prior year.  Net charge-offs for the quarter ended September 30, 2011 were $450,000, in comparison to $897,000 for the second quarter of 2011 and $374,000 for the same quarter one year ago.

The Company recorded provision for potential loan losses of $164,000 for the third quarter of 2011, a decrease of $68,000 as compared to the same period last year.  At September 30, 2011, the Company’s total reserves amounted to $10,013,000; of which $1,048,000 are specific reserves on impaired loans and $8,965,000 are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  The ratio of allowance for loan and lease losses as a percentage of total loans remained constant at 1.96% of total loans as compared to June 30, 2011.  During the third quarter of 2011, the Company’s specific reserves decreased by a total of $108,000, as charge-offs and reversals of specific reserves for the period outpaced new specific reserves.  Total reserves represented 106% of the non-accrual loan balances as of September 30, 2011, an improvement from the 103% coverage of non-accrual loans as of June 30, 2011 and a significant improvement from the 65% reported in the same period last year.

Balance Sheet

At September 30, 2011, the Company’s total assets were $753,529,000, total deposits were $607,497,000, total loans stood at $511,517,000 and total shareholders' equity was $58,828,000. Compared with December 31, 2010, the Company experienced decreases of $14,059,000 or 2% in total assets and $19,915,000 or 3% in total deposits, while total loans decreased $32,777,000 or 6%.  Average loans for the third quarter of 2011 were $506,104,000, down 4% or $22,723,000 as compared to the second quarter of 2011 while average securities were $185,665,000, up $13,924,000, or 8%, as compared to the second quarter of 2011.  Average deposits were $632,835,000, down $21,158,000 or 3% as compared to the $653,993,000 for the second quarter of 2011.

Gutshall stated, “The reduction in deposits during the third quarter is a seasonal fluctuation primarily attributable to our municipal customers using their excess cash reserves for operations.  In anticipation of these deposit reductions, we sold $24.3 million of investments for liquidity purposes during the third quarter, resulting in the gain recorded of $541,000.  We expect these deposits to begin to rebuild during the fourth quarter of 2011 and first quarter of 2012.”

Net Interest Income Improves

The Company’s net interest income for the three months ended September 30, 2011 was $6,163,000, a $1,085,000 or 21% increase when compared to the $5,078,000 reported for the same period in 2010.  The Company’s net interest margin increased by 59 bps to 3.41% compared to the 2.82% reported for the same quarter last year.  In comparison to the linked quarter, the Company’s net interest margin increased by 1 basis point from 3.40%.

The increase in net interest income and corresponding increase in net interest margin is primarily attributable to the reduction in funding costs.  The Company’s cost of funds was 1.13% during the three-month period ended September 30, 2011, compared to 1.69% reported in the same period last year and 1.16% in the linked quarter.  Decreased rates on our primary non-maturity deposit products and more aggressive pricing on time deposits have led to the decrease in funding costs.  The Company’s yield on earning assets was 4.52% during the three-month period ended September 30, an increase of 2 basis points from the 4.50% reported in the same period last year and a 1 basis point decrease from the linked quarter. We expect that continued margin expansion will be difficult in the current stagnant economic environment.

Core Noninterest Income Improves

Noninterest income for the three-month period ended September 30, 2011 was $1,373,000, an increase of $497,000, or 57%, compared to the $876,000 for the same period last year.  The current period includes $541,000 in realized gains from the sale of securities compared to $0 in the same prior year period.  The Company recorded $110,000 in gains from partnership interests in the third quarter of 2010 compared to $0 in the three months ended September 30, 2011.  Excluding these gains, noninterest income would have totaled $832,000, an increase of $66,000, or 9%, from the same period in the previous year.  Brokerage fee income increased $65,000 while mortgage fee income decreased $20,000 in comparison to the same prior year period.

Operating Costs Increase

Noninterest expense for the three-month period ended September 30, 2011 was $5,342,000, an increase of $1,062,000, or 25%, compared to $4,280,000 in the same period last year.  The Company’s efficiency ratio improved slightly for the quarter to 69.57% as compared to 69.72% for the same quarter last year. Specific items to note are as follows:

•
Compensation expense increased $416,000 due to merit, equity, and promotional increases that went into effect January 1, 2011 for officers and July 1, 2011 for non-officers, as well as additional pension costs, increased health insurance costs and year-end profit sharing accruals.  The profit sharing accruals represent 75% of the projected payout assuming the Company continues to meet certain performance objectives.  If the performance objectives are not met, the accruals will be reversed in the fourth quarter;

•	Net foreclosed asset expense increased by $398,000 due to increased write-downs on our OREO assets as compared to the prior year;
•	The $158,000 increase in insurance expense is attributable to FDIC insurance premiums; and
•	Professional fees increased $110,000 due primarily to litigation costs incurred.

Ukrop’s Super Markets, Inc. Litigation Settlement

The Bank was named a defendant in litigation filed by Ukrop’s Super Markets, Inc. (“Ukrop’s”) against the Bank in relation to a lease agreement with IMD Investment Group, LLC (“IMD”).  The litigation was filed in the Circuit Court for the City of Richmond, Virginia on or about July 22, 2010.  On September 28, 2011, the Bank and Ukrop’s resolved the matter and the litigation has been dismissed with prejudice.  The amounts paid in connection with this settlement did not have a material effect upon our results of operations or financial condition taken as a whole.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 9/30/11
Net interest income, non tax-equivalent	$6,163

Less: tax-exempt interest income	(134)
Add: tax-equivalent of tax-exempt interest income	203

Net interest income, tax-equivalent	$6,232

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

In thousands	(Unaudited) 9/30/11	(Audited) 12/31/10
Assets
Cash and due from banks	$5,348	$4,318
Interest-bearing deposits in banks	13,676	19,994
Total cash and cash equivalents	19,114	24,312

Securities available-for-sale	148,811	145,894
Securities held-to-maturity (fair value: 9/30/11: $29,196; 12/31/10: $7,868)	28,315	7,634
Loans, net of allowance for loan losses, 9/30/11: $10,013; 12/31/10: $11,003	501,504	533,291
Foreclosed assets	17,915	16,081
Premises and equipment, net	7,511	7,736
Bank owned life insurance	16,408	14,475
Accrued interest receivable	2,253	2,274
Other assets	11,698	15,891
Total assets	$753,529	$767,588

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$20,285	$17,768
Interest-bearing deposits	587,212	609,644
Total deposits	607,497	627,412

Federal funds purchased and securities sold under agreements to repurchase	14,595	17,296
FHLB borrowings	50,500	48,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	556	1,058
Other liabilities	5,057	3,398
Total liabilities	694,701	713,660

Commitments and contingencies	0	0

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	15,619	15,494
Common stock, no par value; 10,000,000 shares authorized; 4,697,256 shares issued and outstanding at September 30, 2011 and 4,680,251 shares issued and outstanding at December 31, 2010	23,730	23,542
Retained earnings	18,572	16,011
Accumulated other comprehensive income (loss)	907	(1,119)
Total shareholders’ equity	58,828	53,928
Total liabilities and shareholders’ equity	$753,529	$767,588

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands	Three Months Ended Ene		Nine Months Ended
	9/30/11	9/30/10	9/30/11	9/30/10
Interest Income:
Interest and fees on loans	$6,913	$7,154	$20,960	$21,828
Interest on securities–taxable	1,128	789	3,380	2,309
Interest on securities-nontaxable	134	148	447	401
Interest on deposits in banks	21	46	66	91
Total interest income	8,196	8,137	24,853	24,629
Interest Expense:
Interest on deposits	1,541	2,333	5,015	7,112
Interest on borrowings	387	614	1,161	1,948
Interest on junior subordinated debentures	94	100	281	281
Interest on federal funds purchased and securities sold under agreements to repurchase	11	12	32	33
Total interest expense	2,033	3,059	6,489	9,374
Net interest income	6,163	5,078	18,364	15,255
Provision for loan losses	164	232	425	105
Net interest income after provision for loan losses	5,999	4,846	17,939	15,150

Noninterest Income:
Service charges on deposit accounts	360	361	1,049	1,003
Income earned on bank owned life insurance	145	137	433	407
Mortgage fee income	67	87	175	142
Brokerage fee income, net	188	123	339	261
Realized gain on sale of securities	541	-	1,017	-
Other income	72	168	175	259
Total noninterest income	1,373	876	3,188	2,072

Noninterest Expense:
Compensation expense	2,459	2,043	6,987	6,080
Occupancy and equipment expense	370	390	1,170	1,185
Data processing expense	256	263	786	820
Advertising and marketing expense	100	102	283	303
Insurance expense	445	287	2,024	1,159
Professional fees	415	305	1,265	782
State franchise taxes	124	123	372	370
Foreclosed asset expense, net	579	181	1,194	337
Other operating expenses	594	586	1,733	1,780
Total noninterest expense	5,342	4,280	15,814	12,816
Income before income taxes	2,030	1,442	5,313	4,406

Income tax expense	460	394	1,426	1,255
Net income	$1,570	$1,048	$3,887	$3,151
Preferred dividends and accretion of discounts on warrants	242	239	726	718
Net income available to common shareholders	$1,328	$809	$3,161	$2,433

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended		Nine Months Ended
	9/30/11	9/30/10	9/30/11	9/30/10

PER COMMON SHARE
Earnings per share – basic	$0.28	$0.17	$0.67	$0.52
Earnings per share – diluted	$0.28	$0.17	$0.67	$0.52
Book value			$9.01	$8.38

FINANCIAL RATIOS
Return on average assets	0.80%	0.54%	0.66%	0.56%
Return on average shareholders’ equity	10.77%	7.66%	9.10%	7.92%
Net interest margin (FTE)	3.41%	2.82%	3.40%	2.91%
Efficiency - Consolidated	69.57%	69.72%	71.87%	72.12%
Efficiency – Bank only	67.20%	67.68%	69.38%	69.93%
Net charge-off to average loans	0.09%	0.07%	0.27%	0.73%
Total risk based capital – Consolidated			14.4%	13.6%
Total risk based capital – Bank only			13.5%	12.5%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$11,003	$14,630
Provision for loan losses			425	105
Charge-offs			(1,482)	(4,117)
Recoveries			67	51
Ending balance			$10,013	$10,669

ASSET QUALITY RATIOS
Nonperforming assets to total assets			4.33%	4.77%
Allowance for loan losses to total loans			1.96%	1.98%
Allowance for loan losses to nonaccrual loans			106.4%	64.8%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due			$3,124	$2,231
Nonaccrual			9,412	16,474
Troubled Debt Restructuring			2,187	-
OREO/Repos			17,915	18,608
Total nonperforming assets			$32,638	$37,313